                      FEDERAL DEPOSIT INSURANCE CORPORATION
                              WASHINGTON, DC 20429

                                   FORM 10-QSB

                     QUARTERLY REPORT PURSUANT TO SECTION 13
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                      FOR THE QUARTER ENDING March 31, 2003

                          FDIC CERTIFICATE NO. 35283-7

                                 CENTENNIAL BANK
                (Exact name of bank as specified in its charter)

                                 NORTH CAROLINA
                            (State of Incorporation)

                                   56-2109384
                      (IRS Employer Identification Number)

                             185 WEST MORGANTON ROAD
                            SOUTHERN PINES, NC 28387
                          (Address of Principal Office)

                                  910-295-2948
              (Registrant's Telephone Number, Including Area Code)

                         Securities Registered Pursuant
                          to Section 12(g) of the Act:

                          COMMON STOCK, $3.50 PAR VALUE

Indicate by check mark whether the Bank (1) has filed all reports required to be file by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
          ---   ---

The number of shares of the Registrant's common stock outstanding as of April 17, 2003 was 872,861.

                                                                        Page No.
                                                                        --------

Part I.  FINANCIAL INFORMATION

Item 1 - Financial Statements (Unaudited)

           Balance Sheets
           March 31, 2003 and 2002 and December 31, 2002 ................   3

           Statements of Operations
           Three Months Ended March 31, 2003 and 2002 ...................   4

           Statements of Changes in Stockholders' Equity
           March 31, 2003 and 2002 ......................................   5

           Statements of Cash Flows
           Three Months Ended March 31, 2003 and 2002 ...................   6

           Notes to Financial Statements ................................   7

Item 2 - Management's Discussion and Analysis of Financial Condition
         and Results of Operations ......................................  11

Item 3 - Controls and Procedures ........................................  16


Part II. OTHER INFORMATION

         Item 4. Submission of Matters to a Vote of Securities Holders ..  17

         Item 6. Exhibits and Reports on Form 8-K .......................  17

Part I. Financial Information
Item 1 - Financial Statements
-----------------------------

                                 CENTENNIAL BANK
                                 BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                 March 31,                               March 31,
                                                                   2003            December 31,            2002
                                                                (Unaudited)          2002 /(1)/         (Unaudited)
                                                              --------------     ---------------     --------------
ASSETS

Cash and cash equivalents                                     $      868,462     $     2,234,635     $    1,195,702
Investment securities available for sale, at fair value            3,620,671           3,958,211          6,623,618
Loans, net                                                        52,417,371          50,835,978         47,360,756
Stock in Federal Home Loan bank of Atlanta, at cost                  310,000             310,000            310,000
Bank premises and equipment                                          557,223             522,903            652,695
Other assets                                                         587,775             531,658            492,374
                                                              --------------     ---------------     --------------

                                              TOTAL ASSETS    $   58,361,502     $    58,393,385     $   56,635,145
                                                              ==============     ===============     ==============

LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities:
   Deposits:

     Non-interest earning demand                              $    2,553,226     $     3,281,626     $    2,659,801
     Savings                                                         612,020             366,489            347,826
     Money Market & NOW                                           14,237,730          14,351,515         14,155,829
     Time                                                         32,514,474          31,958,426         31,261,979
                                                              --------------     ---------------     --------------

                                            TOTAL DEPOSITS        49,917,450          49,958,056         48,425,435

Repurchase agreements                                                777,258             747,046            658,721
Federal funds purchased                                                    -                   -             39,000
Federal Home Loan Bank of Atlanta advances                         2,000,000           2,000,000          2,000,000
Accrued expenses and other liabilities                               225,003             335,333            330,953
                                                              --------------     ---------------     --------------

                                         TOTAL LIABILITIES        52,919,711          53,040,435         51,454,109
                                                              --------------     ---------------     --------------

Stockholders' Equity:

 Preferred stock, no par value, 1,000,000 shares
    authorized, no shares issued and outstanding                           -                   -                  -
Common stock, $3.50 par value ($5.00 at March 31, 2002),
    5,000,000 shares authorized; 872,861 and 698,306,
    respectively, issued and outstanding                           3,055,014           3,055,014          3,491,530
Additional paid in capital                                         3,960,049           3,960,049          3,523,727
Accumulated deficit                                               (1,725,818)         (1,808,166)        (1,923,403)
Accumulated other comprehensive income                               152,546             146,053             89,182
                                                              --------------     ---------------     --------------

                                TOTAL STOCKHOLDERS' EQUITY         5,441,791           5,352,950          5,181,036
                                                              --------------     ---------------     --------------

                                     TOTAL LIABILITIES AND
                                      STOCKHOLDERS' EQUITY    $   58,361,502     $    58,393,385     $   56,635,145
                                                              ==============     ===============     ==============

/(1)/ Derived from audited financial statements.

See accompanying notes.

                                 CENTENNIAL BANK
                      STATEMENTS OF OPERATIONS (Unaudited)
--------------------------------------------------------------------------------

                                                                                            Three Months Ended
                                                                                                March 31,
                                                                                        ---------------------------
                                                                                            2003           2002
                                                                                        -------------  ------------
INTEREST INCOME
   Loans                                                                                $     857,991  $    789,187
   Investment Securities                                                                       54,763       115,452
   Other Interest Income                                                                        5,457         1,087
                                                                                        -------------  ------------
                            TOTAL INTEREST INCOME                                             918,211       905,726
                                                                                        -------------  ------------

INTEREST EXPENSE
   Money market, NOW and savings deposits                                                      45,386        64,593
   Time Deposits                                                                              259,171       288,256
   Borrowings and advances                                                                     27,066        38,000
                                                                                        -------------  ------------
                           TOTAL INTEREST EXPENSE                                             331,623       390,849
                                                                                        -------------  ------------
                              NET INTEREST INCOME                                             586,588       514,877

PROVISION FOR LOAN LOSSES                                                                      51,000        51,527
                                                                                        -------------  ------------

                        NET INTEREST INCOME AFTER
                        PROVISION FOR LOAN LOSSES                                             535,588       463,350
                                                                                        -------------  ------------

NON-INTEREST INCOME
   Mortgage fees                                                                              116,896        60,430
   Other fees and service charge                                                               31,151        19,517
   Other income                                                                                 5,156        26,481
                                                                                        -------------  ------------
                        TOTAL NON-INTEREST INCOME                                             153,203       106,428
                                                                                        -------------  ------------

NON-INTEREST EXPENSE
   Salaries and employee benefits                                                             326,319       276,381
   Occupancy and equipment                                                                    105,844        97,153
   Other expense                                                                              174,280       167,790
                                                                                        -------------  ------------
                       TOTAL NON-INTEREST EXPENSE                                             606,443       541,324
                                                                                        -------------  ------------
                       INCOME BEFORE INCOME TAXES                                              82,348        28,454

INCOME TAXES                                                                                        -             -
                                                                                        -------------  ------------
                                       NET INCOME                                       $      82,348  $     28,454
                                                                                        =============  ============

NET INCOME PER COMMON SHARE - BASIC and DILUTED                                         $        0.09   $      0.03
                                                                                         ============   ===========

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                                                                                872,861       872,861
                                                                                        =============  ============



See accompanying notes.

                                 CENTENNIAL BANK
            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (Unaudited)
--------------------------------------------------------------------------------

                                                                                                 Accumulated
                                              Common Stock            Additional                    Other          Total
                                       -------------------------      Paid-in       Retained    Comprehensive  Stockholders'
                                          Shares        Amount        Capital       Earnings       Income          Equity
                                       -----------    ----------    -----------   -----------   -----------    -----------
Balance at December 31, 2001               698,306    $3,491,530    $ 3,523,727   $(1,951,857)  $   132,879    $ 5,196,279

Comprehensive loss:
  Net income                                     -             -              -        28,454             -         28,454
  Change in unrealized gain
    on available for sale securities             -             -              -             -       (43,697)       (43,697)
                                                                                                               ------------

Total comprehensive loss                                                                                           (15,243)
                                       -----------    ----------    -----------   -----------   -----------    ------------
Balance at March 31, 2002                  698,306    $3,491,530    $ 3,523,727   $(1,923,403)  $    89,182    $ 5,181,036
                                       ===========    ==========    ===========   ===========   ===========    ===========


Balance at December 31, 2002               872,861    $3,055,014     $3,960,049   $(1,808,166)  $   146,053    $ 5,352,950

Comprehensive income:
  Net income                                     -             -              -        82,348             -         82,348
  Change in unrealized gain
    on available for sale securities             -             -              -             -         6,493          6,493
                                                                                                               -----------

Total comprehensive income                                                                                          88,841
                                       -----------    ----------    -----------   -----------   -----------    -----------
Balance at March 31, 2003                  872,861    $3,055,014    $ 3,960,049   $(1,725,818)  $   152,546    $ 5,441,791
                                       ===========    ==========    ===========   ============  ===========    ===========



See accompanying notes.

                                 CENTENNIAL BANK
                      STATEMENTS OF CASH FLOWS (Unaudited)
--------------------------------------------------------------------------------

                                                                                            Three Months Ended
                                                                                                March 31,
                                                                                       ----------------------------
                                                                                           2003            2002
                                                                                       ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                          $     82,348    $      28,454
   Adjustments to reconcile net loss to net
     cash provided (used) by operating activities:
       Depreciation                                                                          43,902          36,505
       Provision for loan losses                                                             51,000          51,527
       Amortization, net                                                                    (50,132)         (7,850)
       Change in assets and liabilities:
         Increase in other assets                                                           (12,585)       (116,680)
         Decrease in accrued expenses & other liabilities                                  (110,330)        (44,925)
                                                                                       -------------   -------------

                                                                      NET CASH USED
                                                            BY OPERATING ACTIVITIES           2,859         (52,969)
                                                                                       ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net increase in loans                                                                 (1,617,852)     (4,117,865)
   Purchase of Federal Home Loan Bank of Atlanta stock                                            -         (10,000)
   Purchase of available for sale securities                                                      -               -
   Proceeds from maturities and pay-downs of available for sale securities                  342,077         845,573
   Capital expenditures for real estate acquired in settlement of loans                      (4,641)              -
   Purchases of bank premises and equipment                                                 (78,222)         (2,294)
                                                                                       ------------    ------------

                                                                  NET CASH USED BY
                                                               INVESTING ACTIVITIES      (1,358,638)     (3,284,586)
                                                                                       ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                                      (40,606)      6,268,425
   Decrease in Federal Home Loan Bank of Atlanta, advances                                        -      (2,500,000)
   Increase (decrease) in other borrowings                                                   30,212         (52,364)
                                                                                       ------------    -------------


                           NET CASH PROVIDED (USED) BY

                                                               FINANCING ACTIVITIES         (10,394)      3,716,061
                                                                                       -------------   ------------

                                                               NET INCREASE IN CASH
                                                               AND CASH EQUIVALENTS      (1,366,173)        378,506

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                            2,234,635         817,196
                                                                                       ------------    ------------

                                           CASH AND CASH EQUIVALENTS, END OF PERIOD    $    868,462    $  1,195,702
                                                                                       ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION Cash paid during the year for:

     Interest                                                                          $    377,824    $    413,487

SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES
   Unrealized gain (loss) on investment securities available for sale                  $      6,493    $    (43,697)



See accompanying notes.

                                 CENTENNIAL BANK
                          Notes to Financial Statements
--------------------------------------------------------------------------------


NOTE A - ORGANIZATION AND OPERATIONS

Centennial Bank (the "Bank") was incorporated on December 30, 1999 and began operations on January 24, 2000. The Bank is a community and customer-oriented North Carolina-chartered commercial bank headquartered in Southern Pines, North Carolina. The Bank has two full service offices located in Southern Pines and Pinehurst, North Carolina. The Bank conducts most of its business in Moore County, North Carolina. The bank operates under the laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks and undergoes periodic examinations by those regulatory authorities.

NOTE B - BASIS OF PRESENTATION

The accompanying financial statements (which are unaudited, except for the balance sheet at December 31, 2002, which is derived from the December 31, 2002 audited financial statements) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included.

The results of operations for the three month period ended March 31, 2003 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2003. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make certain estimates. These amounts may be revised in future periods because of changes in the facts and circumstances underlying their estimation.

Certain amounts in the December 31, 2002 and March 31, 2002 financial statements (which are unaudited) have been reclassified to conform to the presentation adopted in 2003. Such reclassifications did not change net loss or stockholders' equity as previously reported.

The summary of significant accounting policies followed by the Bank and other information are contained in the notes to the financial statements filed as part of the Bank's 2002 annual report on Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

NOTE C - INVESTMENT SECURITIES

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses, follow for the balance sheet dates presented:

                                                   March 31, 2003
                                 -------------------------------------------------
                                                 Gross       Gross
                                  Amortized   Unrealized   Unrealized    Market
                                    Cost         Gains       Losses       Value
                                 ----------   ----------   ----------   ----------
     Debt securities:
       Mortgage-backed           $2,968,125     $152,546   $        -   $3,120,671
       Other debt securities        500,000            -            -      500,000
                                 ----------     --------   ----------   ----------
       Total debt securities     $3,468,125     $152,546   $        -   $3,620,671
                                 ==========     ========   ==========   ==========

                                 CENTENNIAL BANK
                          Notes to Financial Statements
--------------------------------------------------------------------------------


NOTE C - INVESTMENT SECURITIES (continued)

                                                  December 31, 2002
                                   -----------------------------------------------
                                                 Gross        Gross
                                    Amortized  unrealized   unrealized     Fair
                                      cost       gains        losses       value
                                   ----------  ----------  -----------  ----------
      Debt securities:
         Mortgage-backed           $3,312,158  $  226,610  $         -  $3,458,211
         Other debt securities        500,000         -              -     500,000
                                   ----------  ----------  -----------  ----------
         Total debt securities     $3,812,158  $  226,610  $         -  $3,958,211
                                   ==========  ==========  ===========  ==========

                                                   March 31, 2002
                                   -----------------------------------------------
                                                 Gross       Gross
                                    Amortized  unrealized  unrealized      Fair
                                      cost       gains       losses        value
                                   ----------  ----------  -----------  ----------
      Debt securities:
         Mortgage-backed           $5,784,436  $   97,301  $     8,119  $5,873,618
         Other debt securities        750,000           -            -     750,000
                                   ----------  ----------  -----------  ----------
         Total debt securities     $6,534,436  $   97,301  $     8,119  $6,623,618
                                   ==========  ==========  ===========  ==========

At March 31, 2003, a U.S. Government security with an amortized cost of approximately $812,213 and a carrying value of $853,392 was pledged as collateral for certain deposit accounts.

NOTE D - LOANS

Following is a summary of loans at each of the balance sheets presented:

                                             March 31,   December 31,    March 31,
                                               2003         2002           2002
                                           ------------  ------------  -----------
Real estate Loans:
     One-to-four family residential         $16,073,298  $16,459,665   $19,413,033
     Commercial                              19,300,272   18,435,126    15,480,101
     Construction                             3,396,525    2,431,709     1,550,121
     Multi-family residential                   526,801      532,317       548,090
     Home equity lines of credit              3,936,739    3,176,503     2,002,075
                                           ------------  -----------  ------------
         Total real estate loans             43,233,635   41,035,320    38,993,420
                                           ------------  -----------  ------------
Commercial and industrial                     5,839,878    5,078,368     5,109,722
Consumer loans                                4,066,858    5,394,290     3,912,614
                                           ------------  -----------  ------------
         Total other loans                    9,906,736   10,472,658     9,022,336
                                           ------------  -----------  ------------
Total Loans                                  53,140,371   51,507,978    48,015,756
         Less allowance for loan losses         761,590      672,000       655,000
                                           ------------  -----------  ------------
              Total loans, net              $51,563,792  $50,835,978   $47,360,756
                                           ============  ===========  ============

                                 CENTENNIAL BANK
                          Notes to Financial Statements
--------------------------------------------------------------------------------


NOTE D - LOANS (continued)

At March 31, 2003, December 31, 2002 and March 31, 2002, the Bank had pre-approved but unused lines of credit totaling $5,065,000, $4,794,000 and $4,475,000, respectively. In management's opinion, these commitments represent no more than normal lending risk to the Bank and will be funded from normal sources of liquidity.

NOTE E - COMPREHENSIVE INCOME (LOSS)

The Bank reports as comprehensive income (loss) all changes in stockholders' equity during the year from sources other than stockholders. Other comprehensive income (loss) refers to all components (revenues, expenses, gains, losses) of comprehensive income (loss) that are excluded from net income. The Bank's only component of other comprehensive income (loss) is unrealized gains and losses on investment securities available for sale. As of March 31, 2003, and 2002 there were no realized gains or losses from sales of available-for-sale investment securities.

NOTE F - EARNINGS PER SHARE

Basic net income per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. The Bank's outstanding stock options did not have a dilutive effect on the computation of per share results for the period ended March 31, 2003 and 2002.

On June 18, 2002, the Bank effected a five-for-four stock split in the form of a 25% stock dividend for stockholders of record on June 25, 2002 and payable July 9, 2002. All per share computations reflect the effect of this stock dividend.

NOTE G - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Stock Option Plan
Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plans have no intrinsic value at the grant date and, under APB Opinion No. 25, no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in APB Opinion No. 25 and, as a result, will provide pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

                                                                     Three Months Ended March 31,
                                                                     ----------------------------
                                                                       2003                2002
                                                                     --------            --------
   Net income:
     As reported                                                     $ 82,348            $ 28,454
       Deduct: Total stock-based employee compensation expense
               determined under fair value method for all awards,
               net of related tax effects                             (11,769)            (12,250)
                                                                     --------            --------
     Pro forma                                                       $ 70,579            $ 16,204
                                                                     ========            ========
   Basic and diluted net loss per share:
     As reported                                                     $   0.09            $   0.03
     Pro forma                                                           0.08                0.02

                                 CENTENNIAL BANK
                          Notes to Financial Statements
--------------------------------------------------------------------------------


NOTE G - EMPLOYEE AND DIRECTOR BENEFIT PLANS (continued)

Management Recognition Plan
In January 2003, the Board of Directors adopted a Management Recognition Plan ("MRP") which serves as a means of providing existing officers and key employees of the bank with an incentive based on the financial performance of the Bank. The Bank recorded compensation expense associated with the MRP during the three months ended March 31, 2003.

Employment Agreements
The Bank has entered into employment agreements with three of its executive officers to ensure a stable and competent management base. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officers' rights to receive certain vested rights, including compensation. In the event of a change in control of the Bank, as outlined in the agreements, the acquirer will be bound to the terms of the contracts.

NOTE H - CAPITAL REQUIREMENTS

Under North Carolina General Statute 53-2, state chartered banks must maintain at least a minimum level of paid in surplus as defined in that Statute. Statute 53-2 requires that every state-chartered bank have a paid in surplus of a least fifty percent (50%) of the total par value of its common stock. Even though the Bank was well in compliance with regulatory capital requirements, the Bank was not in compliance with this General Statute as of March 31, 2002. At March 31, 2003, the Bank's paid in surplus was $2,234,232, or 73% of the $3,055,014 aggregate par value of its common stock and $706,725 above the amount required under the statutes. The Bank effected this change through a NC Commissioner and stockholder approved reduction in par value from $5.00 per share to $3.50 per share on May 21, 2002.

NOTE I - AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

The Bank entered into an Agreement and Plan of Reorganization and Merger with Crescent State Bank (the "Agreement") on March 12, 2003. Under the Agreement the Bank would merge into Crescent State Bank by September 30, 2003.

Item 2.  Management's Discussion and Analysis of Financial Condition and Results
--------------------------------------------------------------------------------
of Operations
-------------

The following discussion and analysis is presented to assist readers in the understanding and evaluation of the financial condition and results of operations of Centennial Bank ("Centennial" or the "Bank"). It should be read in conjunction with the unaudited financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

                         GENERAL DESCRIPTION OF BUSINESS

Centennial Bank (the "Bank") was incorporated on December 30, 1999 and began operations on January 24, 2000. The Bank is a community and customer oriented North Carolina-chartered commercial bank headquartered in Southern Pines, North Carolina. The Bank has two full service offices located in Southern Pines and Pinehurst, North Carolina. The Bank conducts most of its business in Moore County, North Carolina. The Bank operates under the laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

Through its full service branches, the Bank provides a wide range of deposit products, including interest bearing and non-interest bearing checking accounts, "Money Market Rate" accounts and certificates of deposit, and invests these funds in secured and unsecured commercial loans, commercial real estate loans, consumer loans and loans secured by single-family residential homes. The Bank's profitability depends primarily on net interest income, which is the difference between the income received on loan and investment securities portfolios and the cost of funds, which consists of the interest paid on deposits and borrowed funds. The Bank also earns income from fees and service charges related to our loans and deposits and mortgage banking fees.

                         LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability to maintain cash flows adequate to fund operations and meet obligations and other commitments on a timely and cost-effective basis. Liquidity is provided by the ability to attract deposits, flexible repricing schedules in the loan portfolio, a strong capital base and the ability to use alternative funding sources that complement normal sources. Management's asset-liability policy is to maximize net interest income while continuing to provide adequate liquidity to meet continuing loan demand and deposit withdrawal requirements and to service normal operating expenses.

Our primary sources of funds are deposits and principal and interest payments on loans. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and local and national competition. If additional funding sources are needed, the Bank has access to federal funds lines at correspondent banks. In addition to this source, the Bank is a member of the Federal Home Loan Bank ("FHLB") System, which provides access to FHLB lending sources. At March 31, 2003, the Bank had an available FHLB line of credit of $7.2 million with outstanding advances against that line aggregating $2.0 million.

The Bank's primary investing activities have been the origination of loans and the purchase of investment securities, primarily mortgage-backed securities. As a result of the Bank's strong loan demand, loan growth exceeded the rate of deposit growth. The Bank has relied heavily on time deposits as a source of funds. At March 31, 2003, these deposits represented 65.1% of the Bank's total deposits. While these deposits are generally considered rate sensitive, management believes they will be able to retain these deposits at maturity by paying competitive rates. The Bank also participates in a national rate service that advertises certificate of deposit rates to banks and credit unions. The Bank has been able to raise funding in this market at rates lower than the local market.

Management believes that the current liquid assets, consisting of invested cash and short-term investments, will provide sufficient funds for the Bank's operations and liquidity needs; however, it is possible that the Bank may need additional funds in the future.

The Federal Reserve Board (FRB) requires that the Bank maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state, or federal agency obligations) in an amount deemed adequate to protect the safety and soundness of that bank. At March 31, 2003, the Bank maintained a cash account of $51,000 to satisfy this requirement.

A significant measure of the strength of a financial institution is its capital base. Our federal regulators have classified and defined capital into the following components: (1) Tier I capital, which includes common stockholders' equity and qualifying preferred equity, and (2) Tier II capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify as Tier I capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines that require a financial institution to maintain capital as a percent of its assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). A financial institution is required to maintain, at a minimum, Tier I capital as a percentage of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percentage of risk-adjusted assets of 8.0%. In addition to the risk-based guidelines, federal regulations require that we maintain a minimum leverage ratio (Tier I capital as a percentage of tangible assets) of 4.0%. The Bank had equity to assets ratio of 9.3% at March 31, 2003. As the following table indicates, at March 31, 2003, the Bank exceeded regulatory capital requirements.


                                                                               At March 31, 2003
                                                           --------------------------------------------------------
                                                                Actual              Minimum       Well-Capitalized
                                                                 Ratio            Requirement         Requirement
                                                           ----------------    ----------------    ----------------
         Total risk-based capital ratio ......................... 11.96%              8.00%              10.00%
         Tier 1 risk-based capital ratio ........................ 10.71%              4.00%               6.00%
         Tier 1 Leverage ratio ..................................  9.03%              4.00%               5.00%

Management expects that the additional capital generated will enable the Bank to grow and continue to remain "well-capitalized" for regulatory purposes, although there can be no assurance that additional capital will not be required in the future due to greater-than-expected growth, or otherwise.

    COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 2003 AND DECEMBER 31, 2002

Total assets at March 31, 2003 and December 31, 2002 were $58.4 million. An increase in net loans of $1.6 million was primarily funded by a decrease in cash and cash equivalents of $1.4 million.

Cash and cash equivalents decreased $1.4 million, or 61.1%, from $2.2 million at December 31, 2002 to $868,000 at March 31, 2003. The decrease was primarily in federal funds sold. Federal funds sold were used as a funding source for new loans during the three months ended March 31, 2003.

Investment securities available for sale decreased $338,000, from $4.0 million at December 31, 2002 to $3.6 million at March 31, 2003, primarily due to principal paydowns. The Bank primarily invests in mortgage-backed securities, which are classified as available for sale to give the Bank more flexibility for funding options.

Loans receivable increased to $52.4 million at March 31, 2003, a net increase of $1.6 million or 3.1%, from $50.8 million at December 31, 2002. Loan growth occurred in commercial real estate, construction and home equity lines of credit for net growth in real estate loans of $2.2 million from $41.0 million at December 31, 2002 to $43.2 million at March 31, 2003. Commercial and industrial loans grew by $762,000, for a total of $5.8 million, while consumer loans decreased by $1.3 million to $4.1 million at March 31, 2003. The Bank continues to emphasize, commercial real estate, construction, equity lines of credit, commercial and industrial loans that carry variable rates and/or short term maturities. The overall increase in the loan portfolio resulted from a concerted effort to grow the loan portfolio and from loan demand in response to the low interest rate environment.

Total deposits decreased slightly by $41,000 from $50.0 million at December 31, 2002 to $49.9 million at March 31, 2003. Non-interest earning demand accounts, decreased by $728,000 during the quarter due to a large non-interest bearing trust account that is used as a pass through account. The Bank replaced the loss in non-interest earning demand with time deposits. Time deposits increased $556,000 from $32.0 million at December 31, 2002 to $32.5 million at March 31, 2003. The Bank has relied heavily on time deposits as a source of funds. At March 31, 2003, these deposits represented 65.1% of the Bank's total deposits.

Total stockholders' equity at quarter end was $5.4 million, enabling the Bank to maintain regulatory capital at levels deemed to be well capitalized.

      COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31,
                                  2003 AND 2002

Net Income. The Bank had net income of $82,000, or $0.09 per share, for the three months ended March 31, 2003 as compared to net income of $28,000, or $0.03 per share, for the three months ended March 31, 2002, representing an improvement of $54,000 or 189.4%. This improvement resulted primarily as a result of a decrease in deposit interest rates, loan growth and an increase in non-interest income during the periods presented. Net interest income grew slightly more than non-interest expense during the period. The provision for probable loan losses was $51,000 for the three months ended March 31, 2003 compared to $52,000 for the three months ended March 31, 2002. Net interest income after provision for loan losses increased by $72,000, or 15.6%, while non-interest income increased by $47,000, or 44.0%, from $106,000 to $153,000. The percentage increase in non-interest expenses, however, was slightly lower at $65,000, or 12.0%, as total non-interest expenses increased from $541,000 to $606,000.

Net Interest Income. Net interest income, the difference between total interest income and total interest expense, is the Bank's principal source of earnings. Net interest income is affected by the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities, known as "interest rate spread," and the relative volume of interest-earning assets and interest-bearing liabilities. Net interest income increased $72,000 to $587,000 for the three months ended March 31, 2003, or 14.0%, from the $515,000 earned for the three months ended March 31, 2002. Total interest income benefited from continued growth, which offset lower yields. Concurrently, interest expense benefited from deposits repricing at significantly lower rates. The rates earned on a significant portion of the Bank's loans adjust immediately when index rates such as the prime rate change. Conversely, most interest-bearing liabilities, including certificates of deposit and borrowings, have rates fixed until maturity. As a result, the Bank did not benefit from the decreasing rates in 2001 until the deposit products matured and repriced at lower rates during 2002. Total interest-earning assets averaged $57.4 million at March 31, 2003 compared to $54.0 million at March 31, 2002, increasing by $3.3 million, while the average yield earned decreased from 6.70% to 6.40%. Average total interest-bearing liabilities increased by $2.7 million, comparable to the increase in interest-earning assets, and yielded a 64 basis point decrease in average cost, from 3.28% for the three months ended March 31, 2002 to 2.64% for the three months ended March 31, 2003. For the three months ended March 31, 2003, the net interest spread was 3.76%, a 34 basis point increase from the three months ended March 31, 2002 net interest spread of 3.42%. The net interest margin on average interest earning assets was 4.09% and 3.81%, for the three months ended March 31, 2003 and 2002, respectively.

Provision for Loan Losses. The Bank charges provisions for loan losses to earnings to maintain the total allowance for loan losses at a level the Bank considers adequate to provide for probable loan losses, based on prior loss experience, volume and type of lending the Bank conducts, industry standards, current economic conditions, and past due loans in the loan portfolio. The Bank's policy requires the review of assets on a regular basis, and the Bank appropriately classifies loans as well as other assets if warranted. The Bank uses the best information available to make a determination with respect to the allowance for loan losses, recognizing that future adjustments may be necessary depending upon a change in economic conditions. The provision for loan losses was $51,000 for the three months ended March 31, 2003 compared with a provision of $52,000 for the three months ended March 31, 2002. There were no charge-offs during the three months ended March 31, 2003 compared to one charge-off of $8,000 for the three months ended March 31, 2002. There were no recoveries of previously charged-off items during either of the periods presented.

Non-Interest Income. Non-interest income was $153,000 and $106,000 for the three months ended March 31, 2003 and, 2002, respectively. The low mortgage rate environment enticed consumers to refinance their existing mortgage loans at lower interest rates. Most of the refinances were funded by an affiliated mortgage finance company, which allowed the bank to recognize the full origination fee as income and limit our interest rate risk on long term, low interest rate loans. Loans funded in the secondary market generated $117,000 and $60,000 in mortgage loan fees for the three months ended March 31, 2003 and 2002, respectively, making this the largest contributor to non-interest income. Service charges and fees increased to $31,000 from $20,000 for the three months ended March 31, 2003 compared to the three months ended March 31, 2002. Service charges and fees increased primarily due to the increase in the number of deposit transaction accounts.

Non-Interest Expense. Total non-interest expense was $606,000 and $541,000 for the three months ended March 31, 2003 and 2002, respectively. Salaries and benefits totaled $326,000 and $276,000 for the three months ended March 31, 2003 and 2002, respectively. The increase is primarily related to an increase in salaries, incentive compensation and group health insurance costs. Occupancy and equipment costs were $106,000 and $97,000 for the three months ended March 31, 2003, and 2002, respectively. The increase is primarily the result of decreasing the useful lives used in determining depreciation expense. Other expense increased to $174,000 for the three months ended March 31, 2003 compared to $168,000 for the three months ended March 31, 2002. The increase is primarily due to increases in expenses incurred related to the increase in loan and deposit customers and to increases in business development, administrative and professional fees.

              ASSET QUALITY AT MARCH 31, 2003 AND DECEMBER 31, 2002

The allowance for loan losses at March 31, 2003 and December 31, 2002 was $723,000 and $672,000, respectively. Management believes the level of the allowance for loan losses is adequate to cover probable losses in the loan portfolio. The ratio of the allowance for loan losses to total loans, net of loans in process and deferred loan fees, increased to 1.36% at March 31, 2003 compared to 1.30% at December 31, 2002. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary based on changes in economic and other conditions. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the recognition of adjustments to the allowance for loan losses based on their judgments of information available to them at the time of their examination.

At March 31, 2003, the Bank's impaired loans consisted of loans totaling $722,000, of which $59,000 was classified as nonaccrual, with a related specific loan loss allowance of $129,000. At December 31, 2002 the Bank's impaired loans consisted of loans totaling $740,000, of which $64,000 were classified as nonaccrual, with a related specific allowance of $131,000. At March 31, 2003 and December 31, 2002, the Bank had no accruing loans that were 90 days past due. At March 31, 2003, the Bank had one restructured loan. The collateral on a $490,000 nonaccrual commercial real estate loan was liquidated. The remaining loan balance of $270,000 was restructured to a $754,000 one-to-four family residential loan.

In August 2002, the Bank foreclosed on a $106,000 one-to-four residential loan and has capitalized $7,000 in maintenance and selling costs. Other real estate owned is included in other assets.

                               NET INTEREST INCOME

Like most financial institutions, the primary component of earnings for the Bank is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as levels of noninterest-bearing liabilities. The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and ratio of average interest-earning assets to average interest-bearing liabilities. Nonperforming loans and deferred loan fees are included in determining average loans.


                                                        Three Months Ended                            Three Months Ended
                                                          March 31, 2003                                 March 31, 2002
                                              --------------------------------------------     ------------------------------------
                                                                 Interest                                      Interest
                                                   Average        Income/            Yield/        Average     Income/      Yield/
                                                   Balance        Expense             Cost         Balance     Expense       Cost
                                              ------------     ------------        --------     ----------   ----------    --------
                                                                               (Amounts in thousands)

Interest-earning assets:
   Loans                                         $  52,691       $     858            6.51%      $  46,373   $      789       6.81%
   Investment securities available for sale          3,652              55            6.00%          7,442          116       6.21%
   Other investments and federal funds sold *        1,041               5            2.10%            232            1       1.87%
                                                  --------        --------                        --------    ---------
     Total interest-earning assets                  57,384             918            6.40%         54,047          906       6.70%
                                                                  --------        ---------                   ---------    --------
   Other assets                                      1,187                                           1,380
                                                  --------                                        --------
     Total assets                                $  58,571                                       $  55,427
                                                  ========                                        ========

Interest-bearing liabilities:
   Deposits:

     Savings, NOW and money market               $  15,071              45            1.20%      $  14,416           65       1.79%
     Time deposits                                  32,163             259            3.22%         28,079          288       4.11%
   Borrowings                                        3,060              27            3.54%          5,098           38       2.98%
                                                 ---------       ---------                       ---------   ----------
     Total interest-bearing liabilities             50,294             331            2.64%         47,593          391       3.28%
                                                                 ---------         --------                  ----------  ----------

   Noninterest-bearing deposits                      2,593                                           2,252
   Other liabilities                                   293                                             331
   Stockholders' equity                              5,391                                           5,251
                                                  ---------                                      ---------
     Total liabilities and stockholders' equity  $  58,571                                      $   55,427
                                                  =========                                      =========

Net interest income/interest rate spread                         $     587            3.76%                  $      515       3.42%
                                                                 =========        =========                  ==========  ==========

Net yield on average interest-earning assets                                          4.09%                                   3.81%
                                                                                   ========                              ==========

Ratio of interest-earning assets to
   interest-bearing liabilities                     114.10%                                         113.56%
                                                 =========                                          =========


* Other investments includes stock in Federal Home Loan Bank of Atlanta

                              RATE/VOLUME ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.


                                                                   Three months ended March 31, 2003 vs.
                                                                     Three months ended March 31, 2002
                                                             --------------------------------------------------
                                                                         Increase (Decrease) Due to
                                                             --------------------------------------------------
                                                                 Volume              Rate               Total
                                                             ------------          ----------         -----------
                                                                            (Amounts in thousands)
   Interest income:
     Loans                                                   $          105     $          (36)    $           69
     Investment securities                                              (58)                (3)               (61)
     Other investment and federal funds sold                              4                  -                  4
                                                             --------------     --------------     --------------
     Total interest income                                               51                (39)                12
                                                             --------------     --------------     --------------

   Interest expense:
     Deposits:
       Savings, NOW and money market                                      3                (22)               (19)
       Time deposits                                                     37                (67)               (30)
     Borrowings                                                         (17)                 6                (11)
                                                             ---------------    --------------     ---------------
     Total interest expense                                              23                (83)               (60)
                                                             --------------     --------------     ---------------
   Net interest income increase (decrease)                   $           28     $           44     $           72
                                                             ==============     ==============     ==============



Item 3. - Controls and Procedures

The Bank's management, including the Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of the Bank's disclosure controls and procedures within 90 days prior to the filing of this quarterly report, and, based on their evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that these disclosure controls and procedures are effective. There were no significant changes in the Bank's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

Part II. OTHER INFORMATION

Item 4.   Submission of Matters to a Vote of Securities Holders

              None

Item 6.   Exhibits and Reports on Form 8-K

          (a)  Exhibits.

                99.1 Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
                10.1 Form S-4 Joint Proxy Statement/Prospectus with Crescent Financial Corporation


          (b) Reports on Form 8-K.

              A report on Form 8-K, dated March 13, 2003, was filed during the quarter reporting the execution of a definitive agreement whereby Centennial Bank would be merged into Crescent State Bank, the subsidiary of Crescent Financial Corporation, Cary, North Carolina.

                                   SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 CENTENNIAL BANK

Date: May 9, 2003             By: /s/ John H. Ketner, Jr.
                                  -------------------------------------------
                                 John H. Ketner, Jr.
                                 President

Date: May 9, 2003             By: /s/ Julia A. Simmons
                                  -------------------------------------------
                                  Julia A. Simmons
                                  Chief Financial Officer

                  CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

            Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, John H. Ketner, Jr., certify that:

(1) I have reviewed this quarterly report on Form 10-QSB of Centennial Bank, a North Carolina bank (the "registrant");

(2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

(3) Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

(4) The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

     (a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     (b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     (c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

(5) The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

(6) The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 9, 2003                       By:  /s/ John H. Ketner, Jr.
                                            ------------------------------------
                                            John H. Ketner, Jr.
                                            President

                  CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

            Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Julia A. Simmons, certify that:

(1) I have reviewed this quarterly report on Form 10-QSB of Centennial Bank, a North Carolina bank (the "registrant");

(2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

(3) Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

(4) The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

     (a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

     (b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

     (c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

(5) The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

     (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

(6) The registrant's other certifying officer and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: May 9, 2003                       By:  /s/ Julia A. Simmons
                                            ------------------------------------
                                            Julia A. Simmons
                                            Chief Financial Officer

Exhibit 99.1

     Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

The undersigned hereby certifies that, to his or her knowledge, (i) the Form 10-QSB filed by Centennial Bank (the "Issuer") for the quarter ended March 31, 2003, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

                                                     CENTENNIAL BANK

Date: May 9, 2003                        By: /s/ John H. Ketner, Jr.
                                             -----------------------------------
                                             John H. Ketner, Jr.
                                             President

Date: May 9, 2003                        By: /s/ Julia A. Simmons
                                             -----------------------------------
                                             Julia A. Simmons
                                             Chief Financial Officer